Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

QUESTCORP GLOBAL INC

No. 36-4, Jalan Metro Pudu

Fraser Business Park off Jalan Yew

55100 Kuala Lumpur, Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 of Questcorp Global Inc of our report date January 30, 2018, relating to our audit of the consolidated balance sheets of Questcorp Global Inc as of March 31, 2016 and March 31 2017 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years then ended.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates
Kuala Lumpur, Malaysia
February 7, 2018